Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

PITNEY BOWES INC.,

as the Seller

and

RED VENTURES HOLDCO, LP,

as the Buyer

Dated as of May 11, 2015

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of May 11, 2015 (this “Agreement”), between Pitney Bowes Inc., a Delaware corporation (the “Seller”), and Red Ventures Holdco, LP, a North Carolina limited partnership (the “Buyer”).

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding shares (the “Shares”) of common stock, par value $1.00 per share, of Imagitas, Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Shares.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Group” means an affiliated group of corporations within the meaning of Section 1504 of the Code.

“Ancillary Agreements” means the Transition Services Agreement and Master License Agreement.

“Business” means (i) the production, distribution and facilitation of the official change of address process and the sale of related direct mail and digital products for the moving consumer or moving business in the United States pursuant to the terms of the Second Restated Memorandum of Agreement between the Company and the United States Postal Service (“USPS”), effective December 17, 2010 (as amended, the “USPS Alliance Agreement”), (ii) the operation of the web site mymove.com or any other similar website, in each case, specifically targeted at the needs of U.S. businesses or consumers who are in the process of changing their address and (iii) any related or other business or operations that the Company has engaged during the twelve (12) months prior to the Closing.

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“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Cash” means, as of any time, with respect to any Person, the aggregate amount of cash and cash equivalents on hand of such Person, determined in accordance with the GAAP. Notwithstanding the previous sentence, cash on hand shall (a) be calculated net of uncleared checks and drafts issued by such Person, and (b) include uncleared checks and drafts received or deposited for the account of such Person.

“Code” means the Internal Revenue Code of 1986, as amended through the date of this Agreement.

“Confidential Information” means, for purposes of Section 5.13, any confidential information with respect to the Business of the Company, including methods of operation, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, customers, suppliers, competitors, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Seller not otherwise permissible hereunder or (iii) that Seller learns from other sources if such sources are not restricted by any confidentiality obligation to the Company or any of its Affiliates.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

“Estimated Purchase Price” means (i) Three Hundred and Ten Million Dollars ($310,000,000.00), plus (ii) the Estimated Cash, plus (iii) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if any, minus (iv) the Estimated Indebtedness, minus (v) the amount by which Estimated Net Working Capital falls short of the Target Net Working Capital, if any, minus (vi) the Estimated Transaction Expenses.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

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“Indebtedness” means, as at a specified date, without duplication (i) the amount of all obligations for borrowed money of the Company, (ii) liabilities of the Company evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, of the Company in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (iv) any interest rate swap, forward contract or other hedging arrangement of the Company, (v) all obligations for deferred purchase price of property and services (other than accrued current liabilities that are taken into account in the calculation of Net Working Capital), (vi) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing, (vii) all indebtedness referred to in the foregoing clauses (i) through (vi) of any Person other than the Company that is directly or indirectly guaranteed by the Company and (viii) all interest, prepayment penalties, indemnities, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii) or payable in order to fully discharge such indebtedness as of such time.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to the Seller, that the persons listed in Schedule 1.1(a) are actually aware of a particular fact or other matter after making reasonable inquiry with respect to the particular matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company, in each case, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Material Adverse Effect” means any event, change, occurrence or effect that (i) would have a material adverse effect on the business, financial condition, or results of operations of the Company, taken as a whole, or (ii) would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, other than any event, change, occurrence

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or effect arising out of or resulting from (A) changes in general economic, financial market, business or geopolitical conditions affecting the U.S. as a whole or the industry in which the Company’s Business operates, (B) natural disasters or calamities, (C) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, or (D) any outbreak or escalation of hostilities or any acts of war or terrorism or (E) the announcement, pendency or consummation of this Agreement and the transactions contemplated hereby (provided that this exception will not apply to any representation or warranty relating to the consequences to any party of the execution, delivery or performance of this Agreement or any consent or approval required in connection therewith); provided that the exceptions contained in clauses (A), (B), (C), and (D) will not apply to the extent such events have a disproportionate effect on the Company when compared to other companies operating in the same industry.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to those certain current assets minus those certain current liabilities, in each case reflected in the Sample Statement.

“Open Source Software” means any open source software, including any computer program or modification, correction, derivative work, or release thereof, governed by the terms and conditions of a license compliant with the Open Source Initiative (OSI, http://www.opensource.org/docs/definition.php) and/or Free Software Foundation (FSF) principles (including free source software, freeware, or any other software copied, downloaded, licensed, or otherwise obtained pursuant to terms, notices, or other commitments or understandings) that would require the Company to disclose, license, distribute or otherwise make available any Proprietary Software, without material consideration, or the source code, whether with or without consideration, of any Proprietary Software to any third party.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Company in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company for a period greater than sixty (60) days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) and for which appropriate reserves have been established on the books of the Company in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities affecting real property which do not or would not materially impair the use or occupancy of such real property in the operation of the Company’s Business as currently conducted thereon, (iv) Encumbrances (other than any Encumbrance arising under ERISA) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (v) Encumbrances arising from UCC financing statement filings regarding operating leases, consignments or leased premises and (vi) the Encumbrances set forth on Schedule 1.1(b).

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“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as determined pursuant to Section 5.14(g)).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as determined pursuant to Section 5.14(g)).

“Proprietary Software” means software developed by or for the Company or for which the Company owns or holds an exclusive license to the copyright or patent rights embodied by such software, in each case whether or not such copyright or patent rights are registered or perfected.

“Purchase Price” means the Estimated Purchase Price, as adjusted in accordance with Section 2.3.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Seller Affiliated Group” means an Affiliated Group the parent of which is the Seller.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $0 (zero dollars).

“Taxes” means any and all taxes, imposts, duties, fees, levies and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority including, without limitation, any and all income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental, unclaimed property, customs duties, capital stock, franchise, branch profits, license, withholding, backup withholding, payroll, Social Security, Medicare, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated taxes, imposts, duties, fees, levies and charges.

“Transaction” means the transactions contemplated by this Agreement.

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“Transaction Expenses” means, to the extent not paid by the Seller, the Company or otherwise prior to the Closing Date, (i) the fees, costs and expenses (including legal, accounting and financial advisory expenses) incurred by the Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, including all fees and out of pocket expenses due to all attorneys, accountants and financial advisors of the Company and the Seller, and (ii) any payments in respect to any severance, success bonus, stay bonus, change of control fee or other similar payments or bonuses which become due or are otherwise required to be paid by the Company as a result of the Transaction (not including “double-trigger” severance or other payments described on Schedule 5.12 which may become due based upon an employee’s termination after the Closing or otherwise incurred based on actions of the Buyer).

“USPS Affiliation Program Agreement” means that certain Affiliation Program Agreement, effective as of January 1, 2011, between the Company and the USPS.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Accounts Receivable	3.7(c)
Acquisition Engagement	9.20(a)
Acquisition Proposal	5.15
Affected Employees	5.12(a)
Agreement	Preamble
Applicable Accounting Principles	2.3(a)
Basket Amount	7.5(a)(ii)
Buyer	Preamble
Buyer Indemnified Parties	7.2
Cap	7.5(a)(i)
Claim Information	7.4(a)
Closing	2.2(a)
Closing Cash	2.3(b)
Closing Date	2.2(a)
Closing Indebtedness	2.3(b)
Closing Net Working Capital	2.3(b)
Closing Transaction Expenses	2.3(b)
Company	Recitals
Company Registered IP	3.15(a)
Confidentiality Agreement	5.6
Copyrights	1.1
Disclosure Schedules	9.10
Employee Plans	3.11(a)
Environmental Laws	3.17(f)(i)
Environmental Permits	3.17(f)(ii)
ERISA	3.11(a)
Estimated Cash	2.3(a)
Estimated Indebtedness	2.3(a)
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Estimated Net Working Capital	2.3(a)
Estimated Transaction Expenses	2.3(a)
Final Closing Statement	2.3(b)
Financial Statements	3.7(a)
Fundamental Representations	7.1(a)
Gibson Dunn	9.20(a)
Guarantees	5.9
HSR Act	3.3(b)
Imagitas Plan	3.11(a)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Independent Accounting Firm	2.3(d)
Losses	7.2
Marks	1.1
Master License Agreement	5.4(b)(ii)
Material Contracts	3.18(a)
Net Adjustment Amount	2.3(g)(i)
Notice of Disagreement	2.3(c)
Patents	1.1
Permits	3.9(b)
Pollutant	3.17(f)(iii)
Potential Contributor	7.6
Pre-Closing Tax Periods	5.14(g)
Preliminary Closing Statement	2.3(a)
Related Party	3.21
Related Party Transaction	3.21
Release	3.17(f)(iv)
Sample Statement	2.3(a)
Securities Act	4.6
Seller	Preamble
Seller Indemnified Parties	7.3
Seller Prepared Return	5.14(f)
Shares	Recitals
Short Closing Year	5.14(f)
Straddle Period	5.14(h)
Tax Benefit	5.14(m)
Tax Proceeding	5.14(n)(i)
Third Party Claim	7.4(a)
Trade Secrets	1.1
Transfer Taxes	5.14(c)
Transition Services Agreement	5.4(b)(i)
USPS	1.1
USPS Alliance Agreement	1.1
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ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares, free and clear of all Encumbrances (other than Encumbrances created by the Buyer), to the Buyer and the Buyer shall purchase the Shares from the Seller, in consideration for the Purchase Price.

Section 2.2 Closing.

(a) The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., Eastern time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

(b) At the Closing:

(i) The Buyer shall deliver or cause to be delivered to the Seller an amount equal to the Estimated Purchase Price.

(ii) The Buyer shall repay, or cause to be repaid, on behalf of the Company, subject to receipt of customary payoff letters in form and substance reasonably satisfactory to the Buyer, the amount payable to each counterparty or holder of Indebtedness for borrowed money in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto as set forth in the Preliminary Closing Statement.

(iii) The Buyer shall deliver on behalf of the Company, subject to receipt of customary invoices, an amount equal to the Estimated Transaction Expenses, to each Person who is owed a portion thereof as set forth in the Preliminary Closing Statement.

(iv) The Seller shall deliver or cause to be delivered to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two (2) Business Days prior to the applicable payment date.

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Section 2.3 Purchase Price Adjustments.

(a) At least three (3) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate of the Company’s (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) Transaction Expenses (the “Estimated Transaction Expenses”), each determined as of 11:59 p.m. on the day prior to the Closing Date (and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein), based on the Seller’s books and records and other information available at the Closing and (ii) on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be calculated on a basis consistent with Schedule 2.3(a) and the accounting principles, practices, assumptions, conventions and policies set forth therein (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses is also included in Schedule 2.3(a) (the “Sample Statement“). Prior to the Closing, the Seller and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date.

(b) Within sixty (60) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), each determined as of 11:59 p.m. on the day prior to the Closing Date (and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles as applied by Seller and the Sample Statement and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing (whether known or unknown at Closing) and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on or after the Closing Date. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(c) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working

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Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).

(d) During the fourteen (14) day period following delivery of a Notice of Disagreement, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Seller and the Buyer within such fourteen (14) day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Seller and the Buyer have not resolved all such differences by the end of such fourteen (14) day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review absent fraud or manifest error. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

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(e) The costs of any dispute resolution pursuant to this Section 2.3, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount“ means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.3 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.3, plus (C) the Closing Cash as finally determined pursuant to this Section 2.3 minus the Estimated Cash, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.3, as finally determined pursuant to this Section 2.3 (for avoidance of doubt, to the extent that the sum of any calculation in clauses (A) through (D) results in a negative number than the such negative number shall be subtracted instead of added for purposes of the overall calculation);

(ii) If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.

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(h) Payments in respect of Section 2.3(g) shall be made within three (3) Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.

(i) The Buyer and the Seller agree that there is no value to be attributed to the non-competition covenant contained in Section 5.13 of this Agreement, and accordingly, none of the final Purchase Price shall be allocated to the non-competition covenants for Tax purposes. No party hereto nor any of its Affiliates shall take any position inconsistent with the value mutually agreed to in accordance with this Section 2.3(i).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a), and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Seller has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 3.2 Authority. The Seller has requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization,

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moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Each Ancillary Agreement will be executed and delivered by the Seller at Closing and, assuming due execution and delivery by each of the other parties thereto, each Ancillary Agreement after Closing will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 3.3(a) and other than as may arise solely as a result of any facts or circumstances relating to the Buyer or any of its Affiliates separate and apart from the Transaction, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller or the Company;

(ii) conflict with or violate, in any material respect, any Law applicable to the Seller or the Company or by which any property or asset of the Company is bound or affected;

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Material Contract; or

(iv) result in the imposition or creation of any material Encumbrance (other than Permitted Encumbrance) upon or with respect to any of the assets owned or used by the Company.

(b) None of the Seller or the Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) for any immaterial consent, approval, authorization or action, or (iv) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of its Affiliates and which would not be applicable to other purchasers of the Shares.

Section 3.4 Shares. The Seller is the record owner of the Shares, free and clear of any Encumbrance. The Seller has the right, authority and power to sell, assign and transfer the Shares to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing, the Buyer’s payment of the Purchase Price and registration of the Shares in the name of the

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Buyer in the stock records of the Company, the Buyer, assuming it shall have purchased the Shares for value in good faith shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5 Capitalization. The Company’s authorized and outstanding capital stock is as set forth in Schedule 3.5. All of the Company’s issued and outstanding capital stock is validly issued, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company. The Company has no Indebtedness for borrowed money as of the date hereof.

Section 3.6 Equity Interests. Except as set forth on Schedule 3.6, the Company has no, and for the past five (5) years has not had any, Subsidiaries nor does it directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, any Person. Imagitas Security Corporation has had no business activities or operations since January 1, 2010 and, in connection with its dissolution on November 21, 2014, Imagitas Security Corporation satisfied all of its outstanding liabilities and obligations.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) Copies of the audited special purpose consolidated balance sheet of the Company as of December 31, 2014 and December 31, 2013 and the related special purpose consolidated statement of operations and special purpose consolidated statement of cash flows, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”), are attached hereto as Schedule 3.7(a). Each of the Financial Statements (i) has been prepared based on the books and records of the Company (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject.

(b) To the Knowledge of the Seller, there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Company, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company, (iii) relating to any future performance under any agreement, contract or similar obligation of the Company (other than liabilities or obligations

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arising from any violation or breach of any such agreement, contract or similar obligation occurring prior to Closing), or (iv) that would not result in a liability in excess of $150,000.

(c) The accounts receivable of the Company (the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business consistent with past practice. The Accounts Receivable, including all reserves shown on the Financial Statements, have been calculated in accordance with GAAP and consistent with past practices. There is no contest, claim or right to set-off, other than in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2014, (a) the business of the Company has been conducted, in all material respects, in the ordinary course of business consistent with past practice and (b) there has not occurred any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.8, since December 31, 2014 through the date of this Agreement, the Company has not:

(a) made any loans or advances to, or guarantees for the benefit of, or acquired any securities or assets of, any Person;

(b) (i) incurred any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate or (ii) delayed or postponed the payment of accounts payable or other liabilities beyond the original due date except in the ordinary course consistent with past practice;

(c) mortgaged, pledged or subjected to any Encumbrance (other than Permitted Encumbrance) any material portion of its properties or assets;

(d) other than the entry into, renewal or amendment of any Material Contract in the ordinary course of business, entered into, amended or terminated any contract that would constitute a Material Contract, and no other Person has accelerated, terminated, amended or cancelled any such contract;

(e) entered into any agreement with any Affiliates of the Company and the Seller, except to the extent required by Law;

(f) acquired any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Company;

(g) (i) except in the ordinary course of business consistent with past practice, made or granted any bonus or any wage, salary or compensation or benefits increase to any director, manager, officer or, employee, (ii) except for changes to Employee Plans applicable to similarly-situated employees of the Seller, made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or (iii) made any loan to, or entered into any other transaction with, any of its managers, officers or employees;

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(h) (i) made any capital expenditure or commitments for capital expenditures in excess of $200,000 or (ii) entered into any lease of capital equipment or real estate except in the ordinary course of business consistent with past practice;

(i) amended its certificate of incorporation, bylaws or equivalent organizational documents;

(j) (i) issued, sold or otherwise disposed of any of its equity interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its equity interests, (ii) declared, set aside or paid any non-cash dividends or made any other non-cash distributions with respect to any of its capital stock or other equity securities or (iii) reclassified, split, subdivided, purchased, acquired or redeemed any of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(k) except in the ordinary course of business consistent with past practice or as required by applicable law and excluding any actions with respect to the Company solely as a member of the Seller Affiliated Group, (including any affiliated, consolidated, combined or unitary group for federal, state, local or foreign purposes), made, rescinded or changed any material Tax election, changed any material Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim, assessment or liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax. For the avoidance of doubt, nothing in this section 3.8(k) shall limit or prevent the Seller from taking any action, including filing returns, making elections or extending the statute of limitations with respect to any affiliated, consolidated, combined or unitary group return, election, audit or inquiry that includes the company;

(l) (i) incurred any damage, destruction or other casualty loss not fully covered by insurance affecting any of its assets in an aggregate amount greater than $200,000 or (ii) sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

(m) (i) entered into any settlement, conciliation or similar agreement involving claims in excess of $200,000 or (ii) waived any rights of value other than in the ordinary course of business consistent with past practice; or

(n) entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effects of, any of the foregoing.

Section 3.9 Compliance with Law; Permits.

(a) The Company is and has been in the past three (3) years in compliance, in all material respects, with all Laws applicable to it. To the Knowledge of the Seller, the Company has not received any written notice from any Governmental Authority regarding any actual, alleged or potential violation by the Company of any Law during the past three (3) years.

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(b) The Company is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”).

(c) No representation or warranty is made under this Section 3.9 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Sections 3.11, 3.16 and 3.17, respectively.

Section 3.10 Litigation. As of the date hereof, there is no Action by or against the Company pending, or to the Knowledge of the Seller, threatened (a) seeking damages in excess of $200,000, (b) pursuing any criminal sanctions or penalties, (c) seeking equitable or injunctive relief or (d) that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. As of the date of this Agreement, the Company is not subject to any order, judgment, ruling, injunction, assessment, award, decree, decision, subpoena or writ entered, issued, made or rendered by any Governmental Authority or arbitrator. Schedule 3.10 sets forth a complete and accurate list as of the date hereof of all material Actions that have been commenced by or against the Company during the past three (3) years.

Section 3.11 Employee Benefit Plans.

(a) (i) All material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Seller or the Company for the benefit of any current or former employee, officer or director of the Company and (ii) all employment, termination, severance, change of control or other contracts, agreements or arrangements, pursuant to which the Company currently has any obligation with respect to any current or former employee, officer or director of the Company, are referred to collectively herein as the “Employee Plans”. Schedule 3.11(a) sets forth a list as of the date hereof of all material Employee Plans. The Seller has made available to the Buyer a true and complete copy of each Employee Plan listed on Schedule 3.11(a) and all current summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan. Each Employee Plan that is sponsored solely by the Company is referred to herein as an “Imagitas Plan”. With respect to each Imagitas Plan, the Seller has made available to Buyer accurate, current and complete copies of each of the following, as applicable: (i) where the Imagitas Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Imagitas Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Imagitas Plan; (v) in the case of any Imagitas Plan that is intended to be qualified under Section

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401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Imagitas Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Imagitas Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Imagitas Plan in the past three (3) years.

(b) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code. The Company has performed all material obligations required to be performed by it under any Employee Plan and to the Knowledge of the Seller, is not in any material respect in default under or in violation of any Employee Plan. No Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller, threatened in writing with respect to any Employee Plan by any current or former employee, officer or director of the Company. All material benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and all applicable Laws.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Seller, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(d) None of the Imagitas Plans is subject to Title IV of ERISA or is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). No Imagitas Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the assets of the Company are, or may reasonably be expected to become as a result of actions by Seller or its Affiliates, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code.

(e) The Company is not a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in (i) the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law).

(f) Each Imagitas Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer or the Company other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any

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employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Imagitas Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Each Imagitas Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated in compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”). The Company does not have any indemnity or gross-up obligation for any taxes or interest imposed or accelerated under Section 409A.

Section 3.12 Labor and Employment Matters. The Company is not a party to any labor or collective bargaining contract that pertains to employees of the Company. To the Knowledge of the Seller there are no organizing activities or collective bargaining arrangements that would affect the Company pending or under discussion with any labor organization or group of employees of the Company. There are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any employees of the Company. The Company is not engaged in any unfair labor practice. Pursuant to that confidential schedule delivered to the Buyer on April 17, 2015 electronically via Seller’s Intralinks.com electronic data room, the Company has made available to the Buyer as of the date hereof: (a) the names and present annual rate of compensation (including salary, bonuses and commissions) of all Persons employed by the Company and (b) their job titles. Schedule 3.12 sets forth: (i) a list of all written contracts for employment or consulting and all severance arrangements and (ii) a list of all agreements, if any, of the Company with employees or consultants containing noncompetition, nonsolicitation, confidentiality or assignment of intellectual property provisions. The Company is not a party to any written employment agreement (other than standard offer letters), and there is no agreement for the employment of any employee providing that such employment cannot be terminated at will without penalty. There have been no Actions or, to the Knowledge of the Seller, investigations by any Governmental Authority or third party in connection with any of the Company’s employee matters in the past three (3) years. To the Knowledge of the Seller, no employee is subject to a noncompetition or confidentiality agreement with any third party that restricts such employee’s activities on behalf of the Company.

Section 3.13 Insurance. Schedule 3.13 sets forth a true and complete list of all insurance policies in force with respect to the Company. Such policies are in amounts and have coverages as required by any contract to which the Company is a party or by which any of its assets or properties is bound. All such insurance policies are in full force and effect; the Seller or the Company, as applicable, is not in default with respect to its obligations under any such insurance policies nor has it received written notice of cancellation or termination in respect of any such policy, and, to the Seller’s Knowledge, no cancellation or termination of any such policy is pending or threatened by the Company’s current insurers. During the past three (3) years, the Company has not received notice from any insurers denying any claims.

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Section 3.14 Property; Title to Assets.

(a) Neither the Company nor Imagitas Security Corporation owns, and has ever owned in the past ten (10) years, any real property.

(b) Schedule 3.14(b) lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. All leases in respect of the Leased Real Property are in full force and effect, the Company has not received any written notice of a breach of default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(c) The Company has good and marketable title to (or in the case of assets identified as leased in the books and records of the Company, a valid leasehold interest in) every property or asset owned or leased by it or shown on the most recent balance sheet in the Financial Statements, free and clear of all Encumbrances other than Permitted Encumbrances. Such assets and properties include all tangible and intangible property and assets necessary for the continued conduct of the businesses of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

(d) The tangible personal property of the Company is in good working order and repair (taking into account ordinary wear and tear and the need for ordinary, routine maintenance and repairs that are not material in nature or cost to such asset) and is adequate for the purposes for which it is presently being used.

(e) To the Seller’s Knowledge, the use by the Company of the Leased Real Property is not in material breach of any building, zoning or other Law, by-law, covenant, restriction or official plan.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a)(i) sets forth an accurate and complete list as of the date hereof of all issued, registered and applied for Intellectual Property owned by the Company (the “Company Registered IP”). All material unregistered Intellectual Property developed by the Company, including all software, and used in connection with the current or prospective operations of the Business is owned or licensed by the Company, including all such material Intellectual Property related to the products listed on Schedule 3.15(a)(ii), subject to the USPS’s joint ownership of certain Intellectual Property pursuant to the USPS Affiliation Program Agreement and USPS Alliance Agreement. Schedule 3.15(a)(iii) sets forth a list of certain other Intellectual Property of the Company that is owned by the Company and that the parties agree will be included in the assets of the Company at Closing, subject to the USPS’s joint ownership of certain Intellectual Property pursuant to the USPS Affiliation Program Agreement and USPS Alliance Agreement. No Company Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post

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registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.

(b) The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property used in the operation of the Company’s Business as currently conducted, free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth in Schedule 3.15(b)(i), the Intellectual Property owned or licensed by the Company, including Intellectual Property owned jointly between the Company and the USPS pursuant to the USPS Affiliation Program Agreement and USPS Alliance Agreement, constitutes all the material Intellectual Property necessary to operate the Business as currently conducted by the Company. Prior to the Closing, the Seller shall execute and deliver to the Company an assignment of Intellectual Property, pursuant to which the Seller and any applicable Affiliates shall transfer to the Company exclusive ownership of all Intellectual Property developed by current or former employees or consultants of the Company, subject to the USPS’s joint ownership of certain Intellectual Property pursuant to the USPS Affiliation Program Agreement and USPS Alliance Agreement. Except as set forth in Schedule 3.15(b)(ii), no written (or, to the Knowledge of the Seller, oral) claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property owned or licensed by the Company has been made, is currently outstanding or is threatened.

(c) To the knowledge of the Seller, none of the products or services distributed, sold or offered by the Company, nor any technology or materials used in connection therewith infringes upon or misappropriates any Intellectual Property of any third party, and the Company has not received within the prior twelve (12) months any written notice asserting that any such infringement or misappropriation has occurred. To the Knowledge of the Seller, no third party is misappropriating or infringing any material Intellectual Property owned by the Company. The Company has taken reasonable steps to maintain the confidentiality of all material Trade Secrets of the Company.

(d) Except as set forth in Schedule 3.15(d), following the Closing, all Intellectual Property currently used in the Business will be owned or available for use by the Company on terms and conditions identical in all material respects to those in effect on the date hereof.

(e) Schedule 3.15(e), to the Knowledge of the Company, sets forth an accurate and complete list of the open source software, which may include Open Source Software, that the Company uses in its products and services offered for sale or proposed to be offered for sale by the Company.

Section 3.16 Taxes.

(a) To the Seller’s Knowledge, all material Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained), and all such Returns are correct and complete in all material respects. All material Taxes of the Company (whether or not required to be shown on any Return) have been timely paid or will be timely paid, except for Taxes being contested in good faith by appropriate proceedings. The Company has withheld and paid all material Taxes

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required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn. There are no Tax liens on the assets of the Company (other than Permitted Encumbrances). There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject. All Taxes not yet due and payable by the Company have been, in all material respects, properly accrued on the books of account of the Company in accordance with GAAP.

(b) To the Seller’s Knowledge, the Company has complied with all sales Tax resale certificate exemption requirements and any other sales Tax exemption requirements with respect to sales for which it has claimed a sale for resale or other sales Tax exemption.

(c) Schedule 3.16(c) contains a list of all material Returns filed by the Company after December 31, 2013. The Company has delivered to or made available to the Buyer true, correct and complete copies (in all material respects) of all federal income tax Returns for the 2012 and 2013 tax years. Since acquisition of the Company by Seller in 2005, no written claim has been made by a Governmental Authority in a jurisdiction where the Company has not filed Returns or has not paid Taxes (or in which the Company has not paid or filed with respect to a particular type of Tax) that the Company is or may be subject to taxation (including obligations to withhold amounts in respect of Tax) by that jurisdiction. Except as set forth in Schedule 3.16(c), the Company has not requested or obtained any extension of time within which to file any Return which Return has not since been filed.

(d) There are no pending, or to the Seller’s Knowledge, threatened in writing audits, examinations, inquiries, investigations or other proceedings in respect of any Tax liability or Return of the Company, and the Company has no voluntary disclosure, offer in compromise, managed audit, private letter ruling request or similar request pending with any Governmental Authority. The Company has not received a written ruling or entered into a written agreement (including, without limitation, a “closing agreement” within the meaning of Section 7121 of the Code) with a Governmental Authority relating to Taxes where such ruling or agreement could have a continuing effect with respect to any Return or Tax position of the Company for any taxable period ending after the Closing Date.

(e) Other than with respect to the Seller Affiliated Group, the Company has no liability to any Governmental Authority for the Taxes of any other Person, including as a transferee or successor, by contract, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or otherwise. The Company is not a party to any Tax allocation or sharing agreement.

(f) Since the acquisition of the Company by the Sellers in 2005, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to qualify for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

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(g) The Company has been since acquisition of the Company by Seller in 2005 a C corporation and will continue to be a C corporation for federal and applicable state and local income Tax purposes through the Closing Date.

(h) The Company has not, since acquisition of the Company by Seller in 2005, (i) acquired assets from another corporation (and has not been treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the federal income Tax basis of the acquired assets (or any other property) in the hands of the transferor, (ii) acquired the stock of any corporation treated as a qualified subchapter S subsidiary or any interest in an entity treated as an entity disregarded as separate from its owner pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii) or (iii) become a successor to any Person by contract or by operation of Law pursuant to a merger or consolidation or similar transaction.

(i) The Company uses the accrual method of accounting for Tax purposes.

(j) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) The Company has never participated in an international boycott as defined in Section 999 of the Code.

(l) Since acquisition of the Company by Seller in 2005, the Company (i) has not been, a party to any joint venture, partnership or other agreement that was treated, or should have been treated, as a partnership for federal income Tax purposes and (ii) has never owned any interest in any entity that either was or is treated as an entity disregarded as separate from its owner for federal Tax purposes or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(m) The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or incorrect use of, a method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provisions of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provisions of state, local or foreign Tax Law), (v) prepaid amount or deferred revenue received on or prior to the Closing Date or (vi) election made under Section 108(i) of the Code.

(o) Other than as a result of the Transaction and since the Company was acquired by the Seller in 2005, none of the Tax attributes of the Company is subject to limitation

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under Section 382, 383 or 384 of the Code (or under comparable provisions of state, local or foreign Tax Law).

(p) The Company does not have a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, nor, to the Seller’s Knowledge, has the Company conducted business operations that have exposed, or will expose, it to the taxing jurisdiction of a foreign country. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(q) The representations and warranties contained in this Section 3.16 and in Section 3.11(a)-(e) and (g) are the only representations and warranties being made with respect to Taxes. For the avoidance of doubt, the Seller makes no representation or warranties concerning the amount of, or Buyer’s ability to utilize or otherwise benefit from any particular Tax attribute of the Company. Notwithstanding anything else contained in this Agreement, Seller shall have no liability for or indemnification obligation to any Buyer Indemnified Party for a breach of the representations and warranties contained in this Section 3.16 other than with respect to a breach of the representations or warranties contained in Section 3.16(m) or (n).

Section 3.17 Environmental Matters.

(a) (i) The Company is, and has been during the past three (3) years, in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits and (ii) there are no written claims pursuant to any Environmental Law pending or, to the Knowledge of the Seller, threatened against the Company.

(b) The Company has not received any written or, to the Knowledge of the Seller, oral notice, report or other written information regarding any actual or alleged violation of Environmental Law relating to the Company during the past three (3) years.

(c) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any Pollutant, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to liabilities as a result of an existing violation of Environmental Laws. Except as set forth on Schedule 3.17, to the Seller’s Knowledge, the real property used by the Company is not contaminated by any Pollutant in violation of Environmental Law.

(d) To the Knowledge of the Seller, Schedule 3.17 lists all: (i) USTs; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated byphenyls or radioactive substances; or (iv) landfills or open dumps, surface impoundments or waste disposal areas which are located on or exist at any property or facility owned, leased, controlled or operated by the Company or any of its Subsidiaries, all of which comply with all applicable Environmental Law.

(e) The Company has not assumed, undertaken or otherwise become subject to any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

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(f) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of the environment.

(ii) “Environmental Permits” means all Permits under any Environmental Law.

(iii) “Pollutant” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product as listed or regulated under any applicable Environmental Law.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Pollutant into the environment.

Section 3.18 Material Contracts.

(a) Schedule 3.18 lists, as of the date hereof, each of the following written contracts and agreements of the Company (such contracts and agreements as described in this Section 3.18(a) being “Material Contracts”):

(i) all contracts or agreements that provide for payment or receipt by the Company of more than $500,000 per year, including any such contracts and agreements with customers or clients;

(ii) all contracts relating to the license or use of Intellectual Property (other than off-the-shelf commercially available software);

(iii) all contracts and agreements relating to indebtedness for borrowed money;

(iv) all contracts and agreements that impose confidentiality agreements or secrecy obligations (other than nondisclosure agreements with customary terms or agreements that contain customary confidentiality provisions, in each case entered into in the ordinary course of business) or that limit or purport to limit the ability of the Company to compete in any material respect in any line of business or with any Person or in any geographic area or during any period of time;

(v) all contracts pursuant to which the Company is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $500,000 annually;

(vi) all material joint venture, partnership or similar agreements or arrangements;

(vii) any outstanding power of attorney executed on behalf of the Company; and

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(viii) any other contract or agreement that is material to the Company.

(b) Except as would not, individually or in the aggregate, be material to the Company, each Material Contract (i) is valid and binding on the Company, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) are not obtained. The Company is not in material breach of, or default under, any Material Contract to which it is a party. The Company has the present expectation and intention of fully performing its obligations contained in each Material Contract. The Seller has no Knowledge of any cancellation, breach or anticipated breach by any party to any Material Contract.

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Company.

Section 3.20 Officers and Directors; Bank Accounts. Schedule 3.20 lists all officers and directors of the Company, and all the bank accounts of the Company (listing each authorized signatory thereon and the level of each signatory’s authorization).

Section 3.21 Related Party Transactions. Except for the transactions and arrangements as set forth on Schedule 3.21 (each a “Related Party Transaction”), no Affiliate and no officers, directors or employees of the Company or any Affiliate, and, to the Seller’s Knowledge, no Related Party: (i) has borrowed money from or loaned money to the Company since January 1, 2013 or otherwise has any cause of action or claim against the Company, (ii) has any ownership interest in any property or asset used by the Company in the conduct of the Business, (iii) is a party to any contract or is engaged in any ongoing transaction with the Company (including any arrangements related to the payment of royalties or the license of Intellectual Property (other than off-the-shelf commercially available software) but excluding any corporate or similar services of the nature described on Schedule 3.15(b)(i) provided by the Seller to the Company and the Seller’s other Subsidiaries and Affiliates) or (iv) is engaged in competition with the Company with respect to the Business. “Related Party” means the Seller, its shareholders owning more than 5% of the outstanding voting securities, directors or officers, its Affiliates, or any immediate family members to any of the foregoing individuals.

Section 3.22 Advertising Partners. Set forth on Schedule 3.22 are the ten (10) largest advertising partners of the Company on a consolidated basis, by dollar volume, for the fiscal years ended December 31, 2014 and December 31, 2013. To the Knowledge of the Seller, no such advertising partner listed on Schedule 3.22 has indicated to the Company that (A) it has terminated its relationship with the Company or that it will stop or materially decrease the rate of business done with the Company, or (B) it desires to renegotiate its contract with the Company or materially change the pricing or other terms of its business with the Company (other than renewals in the ordinary course of business). During the past thirty-six (36) months, the Company has not been involved with any material dispute or proceeding with any advertising partner required to be listed on Schedule 3.22.

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Section 3.23 Certain Business Practices.

(a) None of the Company or its managers, partners, directors, officers, agents and employees have (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment under applicable Law.

(b) None of the Company or its managers, partners, directors, officers, agents and employees or any entity controlled by any of the foregoing have made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for or in respect of the Company, (ii) to pay for favorable treatment for business secured for or in respect of the Company, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company.

Section 3.24 Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties; provided that nothing herein shall be deemed to limit the Buyer’s remedies in the event of fraud in this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1 Organization and Qualification. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of North Carolina and has all necessary limited partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority. The Buyer has requisite limited partnership power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited partnership action. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal,

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valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Each Ancillary Agreement will be executed and delivered by the Buyer at Closing and, assuming due execution and delivery by each of the other parties thereto, each Ancillary Agreement after Closing will constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate, in any material respect any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

Section 4.4 Financing. The Buyer has, or shall have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement, and to pay all related fees and expenses. The Buyer has provided the Seller with accurate and complete copies of the commitment letters or other materials satisfactory to the Seller evidencing the Buyer’s possession of sufficient funds for the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

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Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of the Company shall be conducted only in the ordinary course of business in all material respects, and the Seller shall cause the Company to use commercially reasonable efforts to preserve intact in all material respects its business organization. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall cause the Company not to take any of the actions described in Section 3.8.

Section 5.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause the Company to, afford the Buyer and its Representatives reasonable access to the Representatives, properties, offices, plants and other facilities, books and records of the Company, and shall cause the Company to furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Return filed by the Seller, the Company or any of their Affiliates or any of their respective predecessor entities.

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(b) In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company), for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

(c) In order to facilitate the resolution of any claims made against or incurred by the Buyer or the Company, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Company relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c).

Section 5.3 Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied. Nothing in this Agreement, including this Section 5.3, shall imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 5.4 Intercompany Arrangements; Insurance.

(a) All intercompany and intracompany accounts or contracts between the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing. From and after the Closing Date, the Company shall cease to be insured by the Seller or any of its Affiliates’ insurance policies or by any of their respective self-insurance programs.

(b) Following the date hereof and prior to the Closing, the Seller and the Buyer shall, and shall cause the Company to, enter into a (i) Transition Services Agreement, in the form attached hereto as Schedule 5.4(b)(i) (the “Transition Services Agreement”), providing for provision by the Seller and its Affiliates of certain transition services to the Buyer and Company as more specifically described in such agreement and (ii) Master License Agreement, in the form attached hereto as Schedule 5.4(b)(ii) (the “Master License Agreement”), providing for the license of certain software from the Seller and its Affiliates to the Company.

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(c) In the event that the Seller or any of its Affiliates receives any payments on behalf of the Company after the Closing, such payments shall be the property of, and shall be forwarded and remitted to the Buyer as promptly as practicable, but no later than sixty (60) days, after receipt thereof. In the event that any of the Company or its Affiliates receives any payments on behalf of any business of the Seller or any of its Affiliates after the Closing, such payments shall be the property of, and shall be forwarded and remitted to the Seller as promptly as practicable, but no later than sixty (60) days, after receipt thereof.

Section 5.5 Resignations. The Seller will deliver at the Closing the resignation of all of the directors of the Company, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Seller at least five (5) Business Days prior to the Closing Date.

Section 5.6 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the non-disclosure agreement dated December 16, 2014 between Red Ventures, LLC and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Confidential Information (for purposes of this Section 5.6 and Section 5.15, as defined in the Confidentiality Agreement) relating to the Company. Following the Closing Date, Confidential Information of the Company shall be subject to Section 5.13 and the restrictions contained therein. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.7 Consents and Filings; Further Assurances.

(a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and in no event later than five (5) Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions (including furnishing as promptly as reasonably practicable any supplemental information requested by any Governmental Authority), with respect to this Agreement required under the HSR Act or any other applicable Law. The Seller and the Buyer shall each pay fifty percent (50%) of all filing fees for the filing under the HSR Act by both parties.

(b) Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in

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respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Certain consents and waivers with respect to the transactions contemplated by this Agreement which are not required to be disclosed on Schedule 3.3 may not be obtained. The Seller and its Affiliates shall have no liability to the Buyer arising out of or relating to the failure to obtain any such consents or waivers that are not required to be disclosed on Schedule 3.3 or that may otherwise be required, and no such failure shall result in the failure of any condition set forth in Article VI.

(d) From and after the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the other parties may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Shares and any other transactions contemplated hereby.

Section 5.8 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement, including any statement regarding the USPS, prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto.

Section 5.9 Release of Guarantees. The parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed in Schedule 5.9 (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the Seller and its Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller or its Affiliates that are a party to such Guarantee until such Guarantee is released.

Section 5.10 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, the Buyer agrees that it will cause the Company to continue to indemnify and hold harmless each present and former director and

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officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing, whether asserted or claimed prior to, on or after the Closing, to the fullest extent that the Company would have been permitted under Delaware law and its organizational documents in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, however, that the person to whom such expenses are advanced must provide an undertaking to the Company (as appropriate) to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification.

(b) For a period of six (6) years from the Closing Date, the Buyer shall cause the Company to maintain, if available, officers’ and directors’ liability insurance covering the persons who are presently covered by their officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable than provided in any D&O insurance coverage the Buyer maintains for its or its Affiliates’ directors and officers. The Buyer shall cause the Company to pay such premiums.

(c) The Buyer covenants, for itself and its successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or their approval of the transactions contemplated hereby.

Section 5.11 Use of Names. The Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Company a license to use any of the trade names, trademarks, service marks, logos or domain names of the Seller or any Affiliate of the Seller (including the name “Pitney Bowes” or any trade name, trademark, service mark, logo or domain name incorporating the name “Pitney Bowes”) and, after the Closing, the Buyer shall cause the Company to immediately cease, and shall not permit the Company or any Affiliate of the Company to use in any manner, the names or marks of the Seller or any Affiliate of the Seller or any word that is similar in sound or appearance to such names or marks. In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 5.11, the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 5.11 may cause the Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 5.11, the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 5.11.

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Section 5.12 Employee Matters.

(a) The Buyer shall provide, or cause to be provided, to each employee of the Company (collectively the “Affected Employees”), for a period ending on the later of (x) six (6) months following the Closing Date and (y) the end of the calendar year following the Closing: (i) base salaries no less than those in effect immediately prior to the Closing and that were disclosed to Buyer on the confidential schedule referred to Section 3.12 of this Agreement and target bonuses and commissions no less than those in effect immediately prior to the Closing under the Employee Plans enumerated on Schedule 5.12(a)(i) attached hereto, and (ii) employee benefits substantially equivalent to those provided by the Buyer to its similarly situated employees. In addition, the Buyer shall ensure that any Affected Employee whose employment with the Buyer or the Company terminates within the period ending on the later of (x) six (6) months following the Closing Date and (y) the end of the calendar year following the Closing, receives severance benefits no less favorable than those specified in Schedule 5.12(a)(ii), with eligibility for such benefits determined on the same basis as under the applicable Employee Plan. From and after the Closing, the Buyer shall honor the terms of those arrangements described on Schedule 5.12(a).

(b) Effective as of the Closing, the Affected Employees shall cease active participation in the Employee Plans other than the Imagitas Plans. Following the Closing, the Company shall be solely responsible for all liabilities incurred with respect to the Imagitas Plans (other than liabilities relating to indemnification pursuant to Article VII) and, except as specifically provided in this Section 5.12, the Seller shall be solely responsible for all liabilities incurred with respect to the Employee Plans that are not Imagitas Plans.

(c) As soon as practicable following the Closing Date, with respect to the Employee Plans (other than the Imagitas Plans) that are tax-qualified defined contribution plans, the Buyer shall permit the Affected Employees, where applicable, to directly roll over their account balances and outstanding loan balances, if any, thereunder into an tax-qualified “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by the Buyer or an Affiliate.

(d) The Seller hereby retains all liabilities for claims incurred by an Affected Employee (and his or her covered dependents) prior to the Closing Date under the Employee Plans (other than the Imagitas Plans) that are welfare benefit plans within the meaning of Section 3(1) of ERISA and all short term disability, salary continuation, severance plans or arrangements, and the Buyer, its Subsidiaries and the Company hereby assume and shall be responsible for all claims incurred on or after the Closing Date. For this purpose, claims under any medical, dental, vision, or prescription drug plan will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made and Seller shall retain all liabilities for all claims in respect of which such service is performed prior to the Closing Date. Claims for disability benefits under any long or short term disability plan will be deemed incurred on the date each payment is due under the applicable plan.

(e) The Buyer shall cause the Company to honor all unused vacation, holiday, choice-time sickness and personal days accrued by an Affected Employee under the plans, policies and practices of the Seller, its Subsidiaries and the Company. In the event of any change

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in the welfare benefits provided to any Affected Employee under any plan, the Buyer shall, or shall cause the Company to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their respective covered dependents under such plan (except to the extent that such conditions, exclusions or waiting periods would apply under the then-existing plans in which such Affected Employees were participating immediately prior to the Closing) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan. The Buyer shall provide each Affected Employee with credit for all service with the Seller, its Subsidiaries and the Company, or any former entity for which the Seller, its Subsidiaries and the Company have previously credited each Affected Employee, under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of service.

(f) Nothing contained in this Section 5.12 shall (i) be treated as an amendment of any Imagitas Plan or any employee benefit plan of the Seller, the Buyer or any of their Affiliates, (ii) give any third party any right to enforce the provisions of this Section 5.12 or (iii) obligate the Buyer, the Company or any of their Affiliates to (x) maintain any particular benefit plan or (y) retain the employment of any particular employee.

Section 5.13 Non-Competition; Non-Solicitation; Confidentiality.

(a) As an inducement for the Buyer to enter into this Agreement, the Seller agrees that, following the Closing until the fifth anniversary of the Closing Date, without the prior written consent of the Buyer, neither the Seller nor any of its controlled Affiliates shall, directly or indirectly, acquire, own, have an equity interest in, manage, control or participate in the ownership, management or control of, or consult with, advise or provide any other services to, any Person engaged, directly or indirectly, anywhere in the United States, in any aspect of any business which competes with, or is intended to compete with, in any material respect, the Business; provided, that, the foregoing shall not prohibit the Seller or any of its Affiliates from (i) owning a passive investment of 5% or less of the outstanding equity of any publicly traded company or (ii) engaging in any line of business currently engaged in by the Seller or any of its Affiliates (other than the Company), including, for the avoidance of doubt, providing any products or services to any Person that is engaged in the Business. As an inducement for the Buyer to enter into this Agreement, the Seller agrees that, neither the Seller nor any of its controlled Affiliates shall directly or indirectly, on behalf of themselves or any Person: (i) request or seek the early termination of the existing USPS Alliance Agreement or the existing USPS Affiliation Program Agreement or (ii) bid on or compete with the Company in pursuing the renewal or replacement of the existing USPS Alliance Agreement or the existing USPS Affiliation Program Agreement, provided that such obligation shall expire after the existing USPS Alliance Agreement or the existing USPS Affiliation Program Agreement, as applicable, has come up for renewal or replacement and the USPS has made its final determination and awarded any such replacement contract for the existing USPS Alliance Agreement or the existing USPS Affiliation Program Agreement, as applicable.

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(b) As an inducement for the Seller to enter into this Agreement, the Buyer agrees that, following the Closing until the second anniversary of the Closing Date, without the prior written consent of the Seller, neither the Buyer nor any of its Affiliates, officers, directors and employees shall, directly or indirectly (i) solicit for employment or hire any director, officer or employee of the Seller and its Affiliates with whom the Buyer had meaningful contact as a result of the Transaction , (ii) induce or encourage any director, officer or employee of the Seller and its Affiliates with whom the Buyer had meaningful contact as a result of the Transaction to terminate his or her employment with the Seller or its Affiliates; provided, that, nothing in this Section 5.13(b) shall prohibit any party from placing general advertisements to hire employees that are not targeted toward employees the soliciting of whom for employment or hire would violate this Section 5.13(b).

(c) As an inducement for the Buyer to enter into this Agreement, the Seller agrees that, following the Closing until the second anniversary of the Closing Date, without the prior written consent of the Buyer, neither the Seller nor any of its Affiliates or their respective officers, directors and employees shall, directly or indirectly (i) solicit for employment or hire any director, officer or employee of the Company, (ii) induce or encourage any director, officer or employee of the Company to terminate his or her employment with the Company, (iii) knowingly influence or attempt to influence any customers, distributors or suppliers of the Company to divert their business to any competitor of the Company or in any way interfere with the relationship between any such customer, distributor or supplier and the Company (including, without limitation, making any disparaging or negative statements or communications about the Company its businesses), (iv) knowingly take any action that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor, or other business associate of the Company from maintaining the same business relationships after the Closing as it maintained prior to the Closing, or (v) disclose, reveal, divulge or communicate to any Person other than the Buyer or its Subsidiaries, or use or otherwise exploit for its own benefit or the benefit of anyone other than the Buyer or its Subsidiaries, any Confidential Information; provided, that, nothing in this Section 5.13(c) shall (1) prevent the Seller or its Affiliates from performing its obligations under this Agreement, (2) prohibit the Seller or its Affiliates from placing general advertisements to hire employees that are not targeted toward employees the soliciting of whom for employment or hire would violate this Section 5.13(c) or (3) prohibit the Seller or its Affiliates from soliciting or hiring any person who has ceased being employed by the Company for a period of six months.

(d) The parties, on behalf of themselves and each of their Affiliates, acknowledges and agrees that the time, activity and geographic restrictions set forth in this Section 5.13 are reasonable and necessary to protect the other party’s interest. If any of the restrictions contained in this Section 5.13 is found by any court of competent jurisdiction to be unenforceable because it is too broad, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms which such court may find enforceable; and the parties, on behalf of themselves and each of their Affiliates, acknowledge and agree that any breach by the other party or any of their respective Affiliates of any provision of this Section 5.13, would cause irreparable damage to such party for which monetary damages and other remedies at law may not be adequate. Therefore, if a party or any of their Affiliates are in breach of any provision of this Section 5.13, the parties hereto agree that the non-breaching party shall be entitled, in addition to the other remedies as may be provided by applicable Law, to specific performance, injunctive relief and other equitable relief to prevent or

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restrain a breach of, or to enforce, this Section 5.13, which right to equitable relief will not be exclusive of, but will be in addition to, all other remedies to which the parties may be entitled under this Agreement, at law or in equity (including, without limitation, the right to recover monetary damages). In the event that any court will not reform any covenants set forth in this Section 5.13, then the parties agree to amend such covenant to set forth the maximum limitations permitted by applicable Law.

Section 5.14 Tax Matters.

(a) The Buyer shall not make any Tax election under the Code, including an election pursuant to Section 338 of the Code, or any other provision of applicable Tax law, with respect to the Company that would cause the sale of the Shares to be treated as a sale of the assets of the Company for any Tax purpose.

(b) The Seller shall cause all obligations of the Company under all Tax sharing or similar agreements to be terminated on or before the Closing Date, and after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(c) All sales, use, valued added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes (collectively, “Transfer Taxes”) (together with related fees and expenses incurred in connection with the preparation and filing of Transfer Tax Returns) incurred by the Seller, the Company or the Buyer in connection with the purchase and sale of the Shares shall be paid when due fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. If required by applicable Law, the Buyer shall join in the execution of any such Transfer Tax Returns, which Returns the Seller shall prepare or cause to be prepared and timely file or cause to be timely filed, subject to the Buyer’s prior review and approval, such approval not to be unreasonably withheld or delayed.

(d) None of the Buyer, its Affiliates or the Company shall carry back any net operating loss or other Tax attribute or item from a taxable year or taxable period commencing after the Closing Date to a taxable year or taxable period ending on or before the Closing Date.

(e) Any transactions involving the Company that are not in the ordinary course of business and initiated by or at the request of the Buyer occurring on the Closing Date, but after the Closing, shall be reported on Buyer’s Returns to the extent permitted by applicable law or on the post-Closing separate company Returns of the Company (if the Company does not file a Return with the Buyer), and shall be similarly reported on all other Returns of the Buyer and its Affiliates. In all events, the Buyer shall be responsible for, and shall indemnify and hold the Seller and its Affiliates harmless from all Taxes related to transactions described in this Section 5.14(e).

(f) The Seller shall, at the Company’s sole cost and expense, prepare and timely file, or cause to be prepared and timely filed, any Return relating to the Company with respect to a period ending on or before the Closing Date (each, a “Seller Prepared Return”). The Seller shall pay all Taxes shown as due on each such Seller Prepared Return. Each Seller Prepared Return shall be prepared in a manner consistent with prior practice of the Seller and the Company, unless otherwise required by applicable Tax Law, and shall properly reflect the

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income, activities, operations and transactions of the Company through and including the Closing Date. No later than fifteen (15) Business Days before the required filing date for each Seller Prepared Return, the Seller shall deliver a draft of such Seller Prepared Return to the Buyer for its review. For the avoidance of doubt, the parties acknowledge and agree that (i) the taxable year of the Company beginning on January 1, 2015 shall, pursuant to Treasury Regulations Section 1.1502-76(b)(1), end at the end of the day on the Closing Date (the “Short Closing Year”), (ii) the parties shall use an “interim closing of the books method” for determining the income or loss of the Company for the Short Closing Year and (iii) none of the Seller and its Affiliates shall make the “ratable allocation” election with respect to the Company for the year in which the Closing Date occurs. The Buyer shall prepare and timely file or cause to be prepared and timely filed Returns relating to the Company with respect to (i) Straddle Periods (as defined below) and (ii) periods beginning after the Closing Date. All Returns with respect to any Straddle Period shall be prepared in a manner consistent with past practice of the Company, unless otherwise required by applicable Tax Law. No later than fifteen (15) Business Days before the required filing date for each Straddle Period Return, the Buyer shall deliver a draft of such Straddle Period Return to the Seller for its review approval. In the event of a dispute between Buyer and Seller relating to a Straddle Period Return, the Buyer or the Seller may deliver to the other a Notice of Disagreement specifying the nature and the amount of the dispute and such dispute shall be resolved in the manner set forth in Section 2.3. Upon written demand by the Buyer of any amount owed by the Seller with respect to a Straddle Period Return (as determined consistent with Section 5.14(g)), the Seller shall remit such amount of Tax to the Buyer at least five (5) days before such Return is due. In the event of a Notice of Disagreement with respect to a Straddle Period Return, Seller shall be required to remit only the amount of Tax as would be required if the Straddle Period Return was prepared in accordance with Seller’s position until the Notice of Disagreement dispute has been resolved.

(g) The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Returns and in connection with any audits, including maintaining and making available to each other the general ledger, accounts receivable data, customer invoices, purchaser order information, customer contracts, sales tax reports, customer records and site records and all other records necessary in connection with Taxes for all periods (or portions thereof) ending on or before the Closing Date (“Pre-Closing Tax Periods”). Such cooperation shall include the retention and (at the other party’s request) the provision of records and information that is reasonably relevant to any audit, litigation or other proceedings with respect to any Pre-Closing Tax Period, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the execution of documents relating to any Return or audit thereof for any Pre-Closing Tax Period to the extent consistent with the other provisions of this Section 5.14.

(h) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period“), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books and records as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period

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shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(i) The Seller shall be entitled to any Tax refunds that are received by the Buyer, any of its Subsidiaries or the Company and any amounts credited against Taxes to which the Buyer, any of its Subsidiaries or the Company become entitled to with respect to any Pre-Closing Tax Period of the Company. The Buyer shall pay over to the Seller within five (5) days after receipt of such refund or credit an amount equal to (i) the amount of such refund or credit minus (ii) the costs and expenses incurred by the Buyer or the Company in obtaining such refund or credit, minus (iii) the actual increase in Tax liability of the Buyer or the Company, if any, associated with the receipt or accrual of such refund or credit. For the avoidance of doubt, no increase in Tax liability shall be deemed to result from the fact that Buyer or the Company is unable to use any such credit. To the extent a refund or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, the Seller shall pay to the Buyer the amount of such disallowed or reduced refund or credit (to the extent not otherwise indemnified by the Seller). The Seller shall not file any Return on behalf of the Company with respect to any Pre-Closing Tax Period except as expressly provided in this Agreement, without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Buyer shall not file any Return on behalf of the Company with respect to any Pre-Closing Tax Period or Straddle Period except as expressly provided in this Agreement.

(j) Notwithstanding anything else contained in this Agreement, Seller shall have no liability or indemnification obligation to any Buyer Indemnified Party with respect to any Taxes of the Company with respect to any Post-Closing Tax Period other than as set forth in (k)(ii), (iii) or (v) below.

(k) From and after the Closing Date, the Seller shall indemnify the Buyer Indemnified Parties against and hold them harmless from any and all Taxes (including reasonable costs and expenses, including attorneys’ fees) arising out of or resulting from:

(i) Taxes (or the nonpayment thereof) of the Company with respect to all Pre-Closing Tax Periods;

(ii) Taxes required to be paid by the Company by reason of the Company having been a member of an Affiliated Group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law, rule or regulation;

(iii) Taxes of any Person (other than the Company) with respect to a Pre-Closing Tax Period required to be paid by the Company as a transferee or successor, by contract or otherwise as a result of transactions or arrangements entered into prior to the Closing Date;

(iv) The Seller’s fifty percent (50%) share of the Transfer Taxes described in Section 5.14(b); and

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(v) Taxes of the Company resulting from a breach of the representations and warranties contained in Section 3.16(m) or (n).

(l) From and after the Closing Date, the Buyer shall indemnify the Seller Indemnified Parties against and hold them harmless from any and all Taxes arising out of:

(i) Taxes of the Company with respect to any and all Post-Closing Tax Periods except as explicitly provided for above in Section 5.14(j); and

(ii) The Buyer’s fifty percent (50%) share of the Transfer Taxes described in Section 5.14(b).

(m) All indemnification payments for Taxes made pursuant to this Section 5.14, and for Losses made pursuant to Section 7.2 and Section 7.3, shall be made net of any Tax benefit resulting from such indemnification payment. Accordingly, in determining the amount of any indemnification payment for Taxes or a Loss suffered or incurred by an Indemnified Party hereunder, the amount of such payment shall be decreased to take into account any additional Tax benefit actually incurred and that would not have otherwise been incurred by the Indemnified Party (“Tax Benefit“). In computing the amount of any such Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Tax or Loss; provided, that if a Tax Benefit is not realized in the taxable period during which an Indemnifying Party makes an indemnification payment or the Indemnified Party incurs or pays any Tax or Loss, the parties hereto shall thereafter make payments to one another at the end of each subsequent taxable period to reflect the net Tax Benefit realized by the parties hereto in each such subsequent taxable period.

(n) Tax Indemnification Procedures.

(i) From and after the Closing, the Buyer shall promptly notify the Seller in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority with respect to Taxes (each, a “Tax Proceeding“) for which the Seller is liable pursuant to this Section 5.14. Such notice shall contain factual information (to the extent known) describing the asserted Tax and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority in respect of any such asserted Tax.

(ii) In the case of a Tax Proceeding that relates solely to one or more Pre-Closing Tax Periods, the Seller shall have the right, at its sole cost and expense, to control the defense of such Tax Proceeding with counsel of its own choosing. If the Seller assumes the defense of any such Tax Proceeding, the Buyer shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of the Buyer. In all events, the Seller may not compromise or settle any such Tax Proceeding without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed. If the Seller does not assume control of the defense of any such Tax Proceeding, the Buyer shall not settle or compromise or consent to entry of

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any judgment with respect to any such Tax Proceeding for which it is entitled to indemnification hereunder without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed.

(iii) Notwithstanding the foregoing, in the case of a Tax Proceeding relating to Taxes for any Straddle Period, both the Seller and the Buyer shall have the right to control jointly the defense, compromise or settlement of any such Tax Proceeding. No party shall settle or compromise or consent to entry of any judgment with respect to any such Tax Proceeding relating to Taxes for any Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld or delayed).

(iv) Payment by the Indemnifying Party of any amount due to the Indemnified Party under this Section 5.14 shall be made within ten (10) days following written notice by the Indemnified Party that payment of such amounts to the appropriate Governmental Authority is due; provided that upon the Indemnifying Party’s request the Indemnified Party shall provide reasonable documentation that such amount is due and payable.

(v) To the extent consistent with applicable Law, the parties shall treat any indemnification payment under this Agreement as an adjustment to the Purchase Price.

(vi) To the extent the provisions of this Section 5.14 are inconsistent with the indemnification obligations as set forth in Article VI, the provisions of this Section 5.14 shall govern.

Section 5.15 No Negotiation. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1, none of the Seller, the Company, its Affiliates or any of their Representatives shall, directly or indirectly, (a) solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to any Person (other than the Buyer and its Affiliates and Representatives) relating to any proposal concerning the sale, lease, transfer, assignment or other disposition of a significant portion of all of the assets or business or revenues of the Company, or any equity interests, capital stock, or other securities of the Company, or any merger, consolidation, asset sale, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving the Company other than the Transaction (an “Acquisition Proposal“) or (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to any Person relating to, an Acquisition Proposal. The Seller or Company shall notify Buyer promptly after receipt by Seller, the Company or any of their Affiliates (or any of their Representatives) of any bona fide Acquisition Proposal. The Company and Seller shall, and shall cause their Representatives to, cease immediately and cause to be terminated all existing activities, discussions or negotiations, if any, with any Person conducted prior to the date hereof with respect to any Acquisition Proposal and shall cause any such Person in possession of Confidential Information about the Company that was furnished by or on behalf of the Company to return or destroy all such Confidential Information.

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ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in Article IV shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) The Seller shall have received from the Buyer a certificate to the effect set forth in Section 6.2(a) and 6.2(b), signed by a duly authorized officer thereof.

Section 6.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) (i) The Fundamental Representations shall be true and correct in all respects, except for de minimis exceptions, both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, and (ii) all other

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representations and warranties of the Seller contained in Article III shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Since the date of this Agreement, a Material Adverse Effect shall not have occurred and be continuing.

(d) The Buyer shall have received from the Seller a certificate to the effect set forth in Section 6.3(a), 6.3(b) and 6.3(c), signed by a duly authorized officer thereof.

(e) The Seller shall have delivered or caused to be delivered to the Buyer a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.

(f) The Seller shall have delivered (i) payoff letters relating to all Indebtedness of the Company set forth on Schedule 3.5 and (ii) releases from third parties of any and all Encumbrances other than the Permitted Encumbrances relating to such Indebtedness, all on terms satisfactory to the Buyer.

(g) The Seller shall have delivered a release agreement pursuant to which the Seller and its Affiliates have released any and all claims against the Company, in a form reasonably acceptable to the Buyer.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing for a period of fifteen (15) months after the Closing Date; provided that (i) the representations and warranties set forth in Section 3.2 (Authority), Section 3.4 (Shares), Section 3.5 (Capitalization), Section 3.6 (Equity Interests) and Section 3.19 (relating to brokers’ fees) shall survive indefinitely (collectively referred to as the “Fundamental Representations”) and (ii) the representations and warranties set forth in Section 3.17 (Environmental) shall survive for a period of three (3) years after the Closing Date. Notwithstanding the preceding sentence, the representations and warranties contained in Section 3.16 (Taxes) other than in subsections (m) and (n) shall terminate at the Closing and for purposes of the indemnification obligations of Seller pursuant to Section 5.14(k), the representations and warranties contained in Section 3.16(m) and (n) shall survive until the expiration of the

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applicable statute of limitations. The covenants and agreements of the Seller and the Buyer contained in this Agreement shall not survive the Closing, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall survive in accordance with their respective terms.

(b) The survival periods set forth in Section 7.1(a) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in Section 7.1(a).

Section 7.2 Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees) (hereinafter collectively, “Losses”) to the extent resulting from:

(a) any breach of any representation or warranty made by the Seller contained in this Agreement (other than Section 3.16) or any certificate delivered pursuant hereto; and

(b) any breach of any covenant or agreement by the Seller contained in this Agreement.

Section 7.3 Indemnification by the Buyer. The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any certificate delivered pursuant hereto; and

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement.

Section 7.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail to the extent known (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification

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hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party’s ability to remedy, contest, defend or settle a claim is prejudiced by such failure.

(b) With respect to Third Party Claims, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may only elect to assume and control the defense thereof so long as (A) the Indemnifying Party is not a party to the Third Party Claim or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (C) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, however, that the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense to the extent (x) the employment of such counsel and payment of fees and expenses thereof has been specifically authorized by the Indemnifying Party in writing, (y) the fees and expenses relate to the period prior to the Indemnifying Party’s assumption of defense, or (z) the Indemnified Party provides written notice that any condition to the Indemnifying Party’s control of the Third Party Claims in Sections 7.4(b)(A) – (C) above becomes unsatisfied and the lack of satisfaction of such condition has not been cured within thirty (30) days following delivery of such written notice, in which case the Indemnifying Party shall be responsible for such fees and expenses accruing from the expiration of such thirty (30) day period. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim; provided that the Indemnifying Party shall not agree to any other settlement of any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). Regardless of which party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or

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sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 7.5 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by Buyer Indemnified Parties pursuant to Section 7.2(a), or from the Buyer by the Seller Indemnified Parties pursuant to Section 7.3(a), shall be Fifteen Million, Five Hundred Thousand Dollars ($15,500,000) (the “Cap”); provided that the Cap shall not apply in respect of Losses resulting (A) from breaches of Fundamental Representations, (B) from breaches of covenants in this Agreement or (C) in the event of fraud in this Agreement, in which case the maximum aggregate amount of indemnifiable Losses that may be recovered shall be the Purchase Price;

(ii) the Seller shall not be liable to any Buyer Indemnified Party, and the Buyer shall not be liable to any Seller Indemnified Party, for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller or the Buyer, as applicable, equals or exceeds Three Million, One Hundred Thousand Dollars ($3,100,000) (the “Basket Amount”), in which case the Seller or the Buyer, as applicable, shall be liable only for the Losses in excess of the Basket Amount; provided that the Basket Amount shall not apply in respect of Losses resulting (A) from breaches of Fundamental Representations, (B) from breaches of covenants in this Agreement or (C) in the event of fraud in this Agreement;

(iii) the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.3; and

(iv) no party hereto shall have any liability under any provision of this Agreement for any punitive, special or exemplary damages, damages that do not arise directly and naturally from the breach of this Agreement or damages that are not a reasonably foreseeable result of a breach of this Agreement, except to the extent such damages are awarded in connection with a Third Party Claim.

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(b) The amount of any and all Losses under this Article VII shall be determined (i) after taking into account any Tax Benefits as described in Section 5.14 and (ii) net of any insurance proceeds actually recovered by the Indemnified Party or its Affiliates on account of such Loss (net of the costs of obtaining such insurance proceeds, including any deductible or increase in premiums). Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(c) The Buyer and Seller shall, or shall cause the applicable Indemnified Party to, mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder to the extent required by Delaware Law in connection with a breach of contract. The Buyer and the Seller shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 7.6 Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 7.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall use commercially reasonable efforts to assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will take commercially reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Buyer Indemnified Party.

Section 7.7 Exclusivity. Except for (i) injunctive action or other equitable remedies, (ii) as otherwise provided in Section 2.3 or (iii) as a result of fraud in this Agreement, the remedies provided in this Article VII shall be the exclusive remedies of the parties after the Closing in respect of any matter arising out of or in connection with this Agreement.

Section 7.8 Knowledge. The right to indemnification or other remedy under this Agreement based on the representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any party, whether before or

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after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by either the Seller or the Buyer if the Closing shall not have occurred by November 11, 2015; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.7.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.19 and 4.5 relating to broker’s fees, Section 5.6 relating to confidentiality, Section 5.8 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law, Section 9.9 relating to submission to jurisdiction and this Section 8.2 and (b) that nothing herein shall relieve either party from liability for breach prior to termination of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

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ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 9.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Pitney Bowes Inc.
3001 Summer St.
Stamford, CT 06926
Attention: General Counsel
E-mail: daniel.goldstein@pb.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Barbara L. Becker
E-mail: bbecker@gibsondunn.com
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(ii)	if to the Buyer, to:

Red Ventures Holdco, LP
1101 Red Ventures Drive
Fort Mill, SC 29707
Attention: Steve Sibley
E-mail: ssibley@redventures.com

with a copy (which shall not constitute notice) to:

Red Ventures, LLC
1101 Red Ventures Drive
Fort Mill, SC 29707
Attention: General Counsel
E-mail: twarlick@redventures.com

Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

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Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.10 and Article VII, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 9.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any state or federal court sitting in New Castle County, Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules attached hereto (the “Disclosure Schedules”) or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

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Section 9.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that upon notice to the Seller, the Buyer may, without the prior written consent of the Seller, (i) assign any or all of its rights or obligations under this Agreement to any Affiliate of Buyer and (ii) make a collateral assignment of its rights hereunder to any lender to Buyer or its Affiliates; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in New Castle County, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become

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effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.20 Legal Representation.

(a) The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b) Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in connection with the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any

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Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c) The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d) From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

Section 9.21 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PITNEY BOWES INC.

By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Executive Vice President,
Chief Operating Officer and
Chief Financial Officer

RED VENTURES HOLDCO, LP

By:	/s/ Ric Elias
	Name:	Ric Elias
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]